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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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Aspen Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ASPEN TECHNOLOGY, INC.
Ten Canal Park
Cambridge, Massachusetts 02141

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

        We invite you to attend our 2003 annual meeting of stockholders, which is being held as follows:

Date:	Tuesday, December 9, 2003
Time:	3 P.M., Eastern standard time
Location:	Hale and Dorr LLP Twenty-Sixth Floor 60 State Street Boston, Massachusetts 02109

        At the meeting, we will ask you and our other stockholders:

    1.
    to elect three Class III directors to a three-year term;

    2.
    to increase the number of shares of common stock authorized for issuance under our 1998 employee stock purchase plan from 3,000,000 to 6,000,000 shares; and

    3.
    to consider and act upon any other business properly presented at the meeting.

        You may vote on these matters in person, by telephone or by proxy. Unless you are voting by telephone, we ask that you complete and return the enclosed proxy card promptly—whether or not you plan to attend the meeting—in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the Meeting in accordance with your wishes. If you attend the meeting, you may withdraw your proxy and vote your shares in person. Only stockholders of record at the close of business on October 20, 2003 may vote at the meeting.

By order of the board of directors,

Stephen J. Doyle Secretary
Cambridge, Massachusetts October 28, 2003

PROXY STATEMENT

FOR THE
ASPEN TECHNOLOGY, INC.
2003 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING

This Proxy Statement

        We have sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2003 annual meeting of stockholders or any adjournment or postponement of the meeting. The meeting will be held at 3 P.M., Eastern standard time, on Tuesday, December 9, 2003, at the offices of Hale and Dorr LLP, Twenty-Sixth Floor, 60 State Street, Boston, Massachusetts.

  •
  THIS PROXY STATEMENT summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

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  THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

        Our directors, officers and employees may solicit proxies in person or by mail, telephone, facsimile or electronic mail. We will pay the cost of soliciting these proxies. We expect that the expense of any solicitation will be nominal. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to beneficial owners of those shares. We have not retained the services of any proxy solicitation firm to assist us in this solicitation. In the event we subsequently decide to engage a proxy solicitation firm, we will pay all of the fees and reasonable out-of-pocket expenses incurred by that firm in connection with our solicitation of proxies for the Meeting. We expect that those fees would not exceed $15,000.

        We are mailing this proxy statement and the enclosed proxy card to stockholders for the first time on or about November 10, 2003. In this mailing, we are including a copy of our 2003 annual report to stockholders. Our annual report on Form 10-K for the fiscal year ended June 30, 2003 may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

How to Vote

        At the meeting, you are entitled to one vote for each share of common stock, 100 votes for each share of Series D-1 convertible preferred stock and 100 votes for each shares of Series D-2 convertible preferred stock (subject to certain voting limitations contained in our charter) registered in your name at the close of business on October 20, 2003. Only holders of common stock and Series D-2 convertible preferred stock may vote for Proposal 1—Election of Class III Directors. The proxy card states the number of shares you are entitled to vote at the meeting.

        You may vote your shares at the meeting in person or by proxy or prior to the meeting by telephone:

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  TO VOTE IN PERSON, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

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  TO VOTE BY TELEPHONE, you must call the toll-free telephone number specified on your proxy card. If you vote by telephone, you should not return your proxy card unless you subsequently decide to amend your vote by proxy.

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  TO VOTE BY PROXY, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the meeting in the manner you specify in the proxy card. If you complete the proxy card with the exception of the voting instructions, then the designated persons will vote your shares in favor of the proposals described in this proxy statement. If any other business properly comes before the meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.

Revocability of Proxy

        Even if you vote by telephone or if you complete and return a proxy, you may revoke it at any time before it is exercised by taking one of the following actions:

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  send written notice to Stephen J. Doyle, our Secretary, at our address set forth in the notice appearing before this proxy statement;

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  vote by telephone after the date of your earlier telephonic vote or proxy;

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  send us another signed proxy with a later date; or

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  attend the meeting, notify Mr. Doyle that you are present, and then vote in person.

Quorum Required to Transact Business

        At the close of business on October 20, 2003, 40,033,696 shares of common stock, 300,300 shares of Series D-1 convertible preferred stock and 63,064 shares of Series D-2 convertible preferred stock were outstanding. Our by-laws require that shares representing a majority of the votes entitled to be cast by the holders of our common stock and preferred stock outstanding on that date, voting together as a class, be present in person or by proxy at the meeting in order to constitute the quorum to transact business. Shares as to which holders abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular matter (that is, broker non-votes), will be counted in determining whether there is a quorum of stockholders present at the meeting.

DISCUSSION OF PROPOSALS

Proposal 1: Election of Class III Directors

        The first proposal on the agenda for the meeting is the election of Douglas R. Brown, Stephen L. Brown and Stephen M. Jennings to serve as Class III directors for a three-year term beginning at the Meeting and ending at our 2006 Annual Meeting of Stockholders.

        Under our by-laws, the board of directors has the authority to fix the number of directors. The number of directors currently is fixed at nine. Our by-laws provide that the board is to be divided into three classes with each class of directors serving for staggered three-year terms. Under our charter, the holders of our Series D-1 convertible preferred stock, which we refer to as the Series D-1 holders, are entitled to designate and elect up to four of our nine directors. Messrs. Douglas A. Kingsley and Michael Pehl are the current designees of the Series D-1 holders serving on our board of directors. The Series D-1 holders may only vote for the election of their director designees and are not entitled to vote with the holders of our common stock in the general election of directors. The holders of our Series D-2 convertible preferred stock do not have a separate class vote with respect to the election of directors and instead vote, on an as-converted-to-common basis, with the holders of our common stock in the general election of directors.

        The board has nominated the current Class III directors standing for re-election. A brief biography of each of the nominees, as of October 20, 2003, follows. You will find information about their stock holdings on pages 26 through 29.

Douglas R. Brown	Mr. Brown has served as one of our Class III directors since 1986. He currently serves as a member of the compensation committee of our board of directors. Since April 2003, Mr. Brown has served as the President and Chief Executive Officer of Ionics, Incorporated, a separations technology company. From January 1996 to March 2003, Mr. Brown served as the President and Chief Executive Officer and a director of Advent International Corporation, a venture capital investment firm. Mr. Brown has served as a member of the board of directors of Ionics, Incorporated since May 1997. Mr. Brown holds an S.B. in Chemical Engineering from M.I.T. and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Brown is 49 years old.

Stephen L. Brown
Mr. Brown has served as one of our Class III directors since July 2000. He currently serves as a member of the audit committee, the compensation committee and the nominating and corporate governance committee of our board of directors. Since May 2001, Mr. Brown has served as a consultant for John Hancock Financial Services, Inc. and John Hancock Life Insurance Company. Mr. Brown served as the Chairman of the Board of John Hancock Financial Services from August 1999 to May 2001 and also served as the Chief Executive Officer of John Hancock Financial Services from August 1999 to June 2000. Mr. Brown served as the Chairman of the Board of John Hancock Life Insurance Company from 1992 to May 2001 and also served as the Chief Executive Officer of John Hancock Life Insurance Company from 1992 to June 2000. Mr. Brown serves on the board of directors of Ionics, Incorporated and Hancock Natural Resource Group, Inc., a farmland and timberland investment management company. Mr. Brown holds a B.A. in Mathematics from Middlebury College. Mr. Brown is 66 years old.
Stephen M. Jennings
Mr. Jennings has served as one of our Class III directors since July 2000. He currently serves as a member of the audit committee, compensation committee and the nominating and corporate governance committee of our board of directors. Mr. Jennings has been a Director of The Monitor Group, a strategy consulting firm, since 1996. He serves as a member of the board of directors of LTX Corporation, a semiconductor test equipment manufacturer. Mr. Jennings is 42 years old.

        The three nominees receiving the greatest number of votes cast will be elected as directors. We will not count abstentions or broker non-votes when we tabulate votes cast for the election of directors.

        If for any reason any of the nominees become unavailable for election, the persons designated in the proxy card may vote the proxy for the election of a substitute. Each of Messrs. Douglas Brown, Stephen Brown and Stephen Jennings has consented to serve as a director if elected, and we have no reason to believe that any of the nominees will become unavailable for election.

        The board of directors recommends that you vote FOR the election of Messrs. Douglas Brown, Stephen Brown and Stephen Jennings as Class III directors.

        The affirmative "FOR" vote of the holders of a plurality of the outstanding shares of common stock and Series D-2 convertible preferred stock present or represented by proxy, voting together as a class on Proposal 1 is required for the election of directors.

Proposal 2: Amendment to 1998 Employee Stock Purchase Plan

        At the meeting, our stockholders will be asked to approve an amendment to increase the number of shares of common stock reserved for issuance under the 1998 employee stock purchase plan, which we refer to as the stock purchase plan, from 3,000,000 to 6,000,000 shares (subject to appropriate adjustment in the event of stock splits, stock dividends or other capital changes).

        The stock purchase plan permits employees to purchase our common stock at a discounted price. Our board believes that the stock purchase plan is an important benefit in recruiting and retaining employees. The stock purchase plan is designed to encourage and assist our employees and employees of our subsidiaries in acquiring an equity interest in our company through the purchase of our common stock. On October 15, 2003, the board of directors adopted, upon the recommendation of its compensation committee and subject to stockholder approval, an amendment to the stock purchase plan to increase the number of shares of common stock available for purchase under the plan by 3,000,000 shares. Currently, there are 496,324 shares of common stock available for purchase under the stock purchase plan. The board believes that it is necessary to adopt the amendment to the stock purchase plan in order to ensure that there are sufficient shares for all stock purchases under the stock purchase plan through calendar 2006.

Description of the Plan

        The following is a brief summary of the stock purchase plan and is qualified in its entirety by reference to the stock purchase plan, a copy of which is attached to the electronic copy of this proxy statement filed with the SEC and may be accessed from the SEC's home page (www.sec.gov). In addition, you may obtain a copy of the stock purchase plan from Joshua Young, our director of investor relations, by telephone at (617) 949-1274 or by e-mail to joshua.young@aspentech.com.

        All of our employees and the employees of our subsidiaries who have been employed for at least one month and are customarily employed for at least twenty hours per week and for more than five months per calendar year are eligible to participate in the stock purchase plan as of the first enrollment date following employment. As of October 1, 2003, 1,745 employees were eligible to participate in the stock purchase plan. Because participation in the stock purchase plan is voluntary, we cannot determine the number of shares of common stock to be purchased in the future by non-executive employees as a group. However, during the last four six-month offering periods, we have issued an average of 339,232 shares per offering period under the stock purchase plan. Executive officers may participate in the stock purchase plan.

        The stock purchase plan is typically implemented through a series of six-month offering periods. The stock purchase plan is administered by the compensation committee of our board of directors, which determines whether to grant options under the stock purchase plan and the length of offering periods, provided that an offering period may not exceed 27 months.

        Participants may elect to make contributions up to a maximum of 10% of their base compensation. On the last trading date of each offering period, we apply the funds then in each participant's account to the purchase of shares of our common stock. Currently, the last trading day in June and the last trading day in December are designated as the trading dates. The cost of each share purchased is 85% of the lower of the closing prices for our common stock on the first trading day or last trading day in the offering period. In addition, the participant's right to purchase stock will not accrue at a rate which exceeds $25,000 of fair market value of the stock (determined as of the first date of the offering period) for each calendar year in which the option to purchase shares under the stock purchase plan is outstanding.

        The compensation committee may terminate or amend the stock purchase plan at any time, provided that the compensation committee may not, without approval by a majority of the stockholders, increase the maximum number of shares of stock purchasable under the stock purchase plan, change the description of employees or classes of employees eligible to receive options, change the manner of determining the exercise price of options, or extend the period during which options may be granted or exercised.

Federal Income Tax Consequences

        The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the stock purchase plan and with respect to the sale of shares of our common stock acquired under the stock purchase plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

        Tax Consequences to Participants.    A participant will not have income upon enrolling in the stock purchase plan or upon purchasing stock at the end of an offering.

        A participant may have both compensation income and capital gain income if the participant sells stock that was acquired under the stock purchase plan at a profit (if sales proceeds exceed the purchase price). The amount of each type of income will depend on when the participant sells the stock. If the participant sells the stock more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date that the participant purchased the stock, then the participant will have compensation income equal to the lesser of:

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  15% of the value of the stock on the day the offering commenced; and

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  the participant's profit.

Any excess profit will be long-term capital gain.

        If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. If the participant's profit exceeds the compensation income, then the excess profit will be a capital gain. If the participant's profit is less than the compensation income, the participant will have a capital loss equal to the value of the stock on the day he or she purchased the stock less the sales proceeds. This capital gain or loss will be long-term if the participant has held the stock for more than one year, and otherwise will be short-term.

        If the participant sells the stock at a loss (if sales proceeds are less than the purchase price), then the loss will be a capital loss. This capital loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

        Tax Consequences to AspenTech.    There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

        The board of directors recommends that the stockholders vote "FOR" Proposal 2 to approve an amendment to the stock purchase plan to increase the number of shares of common stock authorized for issuance under the plan from 3,000,000 to 6,000,000 shares.

        The affirmative "FOR" vote of the holders of a majority of the outstanding shares of common stock and preferred stock present or represented by proxy, voting together as a class on Proposal 2, is required for the approval of Proposal 2. We will not count abstentions or broker non-votes when we tabulate votes cast on Proposal 2.

Other Matters

        Neither we nor the board of directors intends to propose any matters at the meeting other than the election of three Class III directors and the approval of the amendment to the stock purchase plan.

Stockholder Proposals for 2004 Annual Meeting

        A stockholder who intends to present a proposal at the 2004 annual meeting of stockholders for inclusion in our 2004 proxy statement must submit the proposal by June 30, 2004. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and must comply with certain procedures established by the SEC, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to Stephen J. Doyle, our Secretary, at our address set forth on the Notice appearing before this proxy statement.

        In addition, in accordance with our by-laws, a stockholder wishing to bring an item of business before the 2004 annual meeting of stockholders must deliver notice of the item of business to us at our offices no later than 60 days and no earlier than 90 days prior to that meeting, even if the item is not to be included in our proxy statement. If a stockholder who wishes to present a proposal fails to notify us by this date, the proxies our management solicits for that meeting will have discretionary authority to vote on the stockholder's proposal if it is properly brought before that meeting. If a stockholder makes timely notification, the proxies may still exercise discretionary authority under circumstances consistent with the SEC's proxy rules.

Important Notice Regarding Delivery of Stockholder Documents

        Some banks, brokers and other nominee record holders are already "householding" proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to or call us at the following address or phone number: Investor Relations, Aspen Technology, Inc., Ten Canal Park, Cambridge, Massachusetts 02141, (617) 949-1000, joshua.young@aspentech.com. If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or phone number.

ADDITIONAL INFORMATION ABOUT DIRECTORS

Background Information About Directors Continuing in Office

        Our Class I and Class II directors will continue in office following the meeting. The terms of our Class I directors will end at our 2004 annual meeting of stockholders, and the terms of our Class II directors will end at our 2005 annual meeting of stockholders. Brief biographies of these directors, as of October 20, 2003, follow. You will find information about their stock holdings on pages 26 through 29.

Gresham T. Brebach, Jr.	Mr. Brebach has served as one of our Class II directors since 1995. Mr. Brebach is the Managing Director of the Brebach Group, a consultancy specializing in corporate governance and enterprise performance management. He has served as Entrepreneur in Residence for Frontenac Company, a private equity investment firm, since June 2000 and Chairman and Chief Executive Officer of Seurat, Inc., a consulting firm, since February 2002. From February 1998 to February 2000, Mr. Brebach was President and Chief Executive Officer of Nextera Enterprises, L.L.C., a consulting company. From 1995 to February 1998, Mr. Brebach was Executive Vice President—Client Services of Renaissance Solutions, Inc., a supplier of management consulting and client/server systems integration services. Previously Mr. Brebach served as a Director at McKinsey & Co. and Managing Partner at Andersen Consulting, now Accenture. Mr. Brebach holds a B.S. in Engineering and an M.B.A. in Business Administration from the University of Illinois. Mr. Brebach is 62 years old.
Lawrence B. Evans
Mr. Evans, our principal founder, has served as one of our Class I directors since 1981 and has served as our Chairman of the Board since 1984. He also served as our Chief Executive Officer from 1984 through September 2002, our President from inception until 1984 and from January 2001 through September 2002, and our Treasurer from 1984 to 1995. Mr. Evans holds a B.S. in Chemical Engineering from the University of Oklahoma and an M.S.E. and Ph.D. in Chemical Engineering from the University of Michigan. Mr. Evans is 68 years old.
Douglas A. Kingsley
Mr. Kingsley has served as one of our Class I directors since August 2003. Our Series D-1 holders elected Mr. Kingsley to our board of directors as one of their designees pursuant to the terms of our charter, as described above under the heading "Proposal 1: Election of Class III Directors." Mr. Kingsley has served in various positions at Advent International Corporation, a venture private equity firm, since 1990 and has been a managing director of Advent International since 1997. From 1985 through 1988, Mr. Kingsley was a sales engineer for Teradyne, Inc., a manufacturer of automatic test equipment for the electronics industry. Mr. Kingsley also serves as a director of Veeco Instruments, Inc., an equipment manufacturer for the data storage, semiconductor and telecommunications/wireless industries, and is a member of the Board of Overseers of the Boston Symphony Orchestra. Mr. Kingsley holds an A.B. in Engineering from Dartmouth College, a B.E. in Engineering from Thayer School of Engineering and an M.B.A. from Harvard Business School. Mr. Kingsley is 41 years old.

Joan C. McArdle
Ms. McArdle has served as one of our Class I directors since 1994. She currently serves as a member of the audit committee and the nominating and corporate governance committee of our board of directors. Since January 2001, Ms. McArdle has served as Senior Vice President of Massachusetts Capital Resource Company, an investment company, and from 1985 to January 2001 served as a Vice President of Massachusetts Capital Resource Company. Ms. McArdle holds an A.B. in English from Smith College. Ms. McArdle is 52 years old.
David L. McQuillin
Mr. McQuillin has served as one of our Class II directors since October 1, 2002, when he was elected to succeed Joseph F. Boston. Mr. McQuillin has served as our President and Chief Executive Officer since October 1, 2002. He served as our Executive Vice President, Worldwide Sales and Marketing from June 1997 through September 2002 and as one of our Co-Chief Operating Officers from January 2001 through September 2002. Mr. McQuillin holds a B.S. in Applied Science from Miami University. Mr. McQuillin is 46 years old.
Michael Pehl
Mr. Pehl has served as one of our Class II directors since August 2003. Our Series D-1 holders elected Mr. Pehl to our board of directors as one of their designees pursuant to the terms of our charter, as described above under the heading "Proposal 1: Election of Class III Directors." Mr. Pehl has been an operating director of Advent International Corporation, a venture private equity firm, since 2001. From November 1999 to August 2000, Mr. Pehl held various positions, including president, chief operating officer and director, at Razorfish, Inc., a strategic, creative and technology solutions provider for digital businesses. From July 1996 through October 1999, Mr. Pehl was chairman and chief executive officer of International Integration, Inc. (I-Cube), which was acquired by Razorfish. Prior to working at I-Cube, Mr. Pehl was a founder of International Consulting Solutions, an SAP implementation and business process consulting firm. Mr. Pehl also serves as a director of Documentum, Inc., a provider of enterprise content management solutions. Mr. Pehl is 41 years old.

Board and Committee Meetings

        The board of directors held twenty-six meetings during fiscal year 2003, including four regular meetings and twenty-three special meetings. The board currently has an audit committee, a compensation committee and a nominating and corporate governance committee. All directors attended at least 75% of (a) the total number of meetings of the board of directors and (b) the total number of meetings of each committee of the board on which he or she served, in each case during the period that he or she served.

        The audit committee met eight times during fiscal year 2003. The audit committee:

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  reviews the scope and results of the annual audit of our consolidated financial statements conducted by our independent accountants;

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  reviews the scope of other services provided by our independent accountants;

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  reviews proposed changes in our financial and accounting standards and principles and in our policies and procedures for our internal accounting, auditing and financial controls; and

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  makes recommendations to the board of directors on the engagement of our independent accountants.

        The audit committee currently consists of Stephen L. Brown, Stephen M. Jennings and Joan C. McArdle, each of whom are "independent" as defined by Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards.

        The compensation committee met eight times during fiscal year 2003. The compensation committee administers our compensation programs, including our 1995 Stock Option Plan, Amended and Restated 1995 Directors Stock Option Plan, 1996 Special Stock Option Plan, 1998 Employee Stock Purchase Plan, and 2001 Stock Option Plan. The compensation committee also performs other duties that the board of directors periodically assigns to it. The compensation committee currently consists of Douglas R. Brown, Stephen L. Brown and Stephen M. Jennings.

        In September 2002, we formed a nominating and corporate governance committee that replaced the nomination committee. The nomination committee consisted of Douglas R. Brown, Stephen L. Brown, Stephen M. Jennings and Joan C. McArdle and did not hold any meetings during fiscal 2003. The nominating and corporate governance committee identifies individuals qualified to become board members, recommends to the board the persons to be nominated by the board for election as directors at the annual meeting of stockholders, develops and recommends to the board a set of corporate governance principles and oversees the evaluation of the board and management. The nominating and corporate governance committee consists of Stephen L. Brown, Stephen M. Jennings and Joan C. McArdle and did not hold any meetings during fiscal 2003. The nominating committee considers for nomination to tour board of directors candidates suggested by the stockholders, provided that such recommendations are delivered to Mr. Doyle, our Secretary, with an appropriate biographical summary, no later than the deadline for submission of stockholder proposals.

Compensation Committee Interlocks and Insider Participation

        The compensation committee consists of Douglas R. Brown, Stephen L. Brown and Stephen L. Jennings, none of whom has ever been an employee of our company or any of our subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or compensation committee.

Director Compensation

        We pay our directors who are not our full-time employees an annual fee of $25,000 for their services as members of the board of directors. In addition, at the election of any director, his or her annual fee may be converted to a right to purchase shares of our common stock at the then-current market price.

        Additionally, upon initial election to the board, each non-employee director is granted an option to purchase 24,000 shares of common stock at fair market value, provided such non-employee director was not, within the twelve months preceding his or her election as a director, either an officer or employee of AspenTech or any of our subsidiaries. This option vests quarterly over a three-year period beginning on the last day of the calendar quarter following the grant date. At each annual meeting, each non-employee director is to be granted an option to purchase an additional 8,000 shares of common stock at fair market value. These options become exercisable in four quarterly installments, beginning on the third anniversary of the grant date. Options granted under the plan have a term of 10 years.

        In addition, we paid Gresham T. Brebach, Jr. $230,000 as compensation for services as a management consultant during fiscal 2003.

Report of Audit Committee

        The following is the report of the audit committee of our board of directors. This report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

        The amended and restated charter of our audit committee, which was approved by the board of directors on August 5, 2003, reflects standards set forth in SEC regulations and Nasdaq Stock Market rules. The charter is set forth as an appendix to this proxy statement and may also be accessed electronically from the SEC's Internet site at http://www.sec.gov.

        Our management is responsible for our internal controls and the financial reporting process. Our independent accountants are responsible for performing an independent audit of our financial statements in accordance with generally accepted accounting principles and for issuing a report on those financial statements. The audit committee is responsible for monitoring and overseeing these processes. The audit committee's primary responsibilities fall into three broad categories:

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  first, the audit committee is charged with overseeing the preparation of quarterly and annual financial reports by our management, including discussions with management and our outside auditors about draft annual financial statements and key accounting and reporting matters;

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  second, the audit committee is responsible for matters concerning the relationship among the audit committee, our board of directors, outside auditors and management, including recommending the appointment or removal of our outside auditors, reviewing the scope of their audit services and related fees, as well as any other services being provided to us, and determining whether the outside auditors are independent (based in part on the annual letter provided to us pursuant to Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees); and

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  third, the audit committee oversees management's implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interest.

        The audit committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the audit committee's charter. To carry out its responsibilities, the audit committee met during the months of August, October and November 2002 and January, February, April, May and June 2003. The audit committee also met in September 2003 to accept the report of our outside auditors for the fiscal year ended June 30, 2003.

        In overseeing the preparation of our financial statements, the audit committee met with both management and our outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the audit committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee discussed the statements with both management and our outside auditors. The audit committee's review included discussions with our outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication With Audit Committees. SAS 61 requires our independent auditors to discuss with the audit committee, among other things, the following:

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  methods to account for significant and/or unusual transactions;

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  the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance over consensus;

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  the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates; and

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  disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

        The audit committee, among other things, discussed with our outside auditors, Deloitte & Touche LLP, matters relating to Deloitte & Touche's independence from us, including the disclosures made by Deloitte & Touche to the audit committee as required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor's professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and to engage in a discussion of independence. The audit committee also considered whether our independent auditors' provision of certain non-audit related services to us is compatible with maintaining such auditors' independence.

        On the basis of these reviews and discussions, the audit committee recommended to our board of directors that the board approve the inclusion of our audited financial statements in our annual report on Form 10-K for the fiscal year ended June 30, 2003 for filing with the SEC.

AUDIT COMMITTEE
Stephen L. Brown Stephen M. Jennings Joan C. McArdle

Availability and Fees of Auditors

        On June 17, 2002, we dismissed Arthur Andersen LLP as our independent public accountants and engaged Deloitte & Touche LLP to serve as our independent public accountants for our fiscal year ended June 30, 2002. The decision to change accountants was recommended by our audit committee and approved by the board of directors. The reports of Arthur Andersen on our consolidated financial statements for each of our last two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were those reports qualified or modified as to uncertainty, audit scope or accounting principles. Our audit committee also selected Deloitte & Touche LLP as our independent public accountants for our fiscal year ended June 30, 2003.

        During our fiscal years ended June 30, 2002 and 2001 and through the date we dismissed Arthur Andersen, (a) there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Arthur Andersen, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years and (b) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        During our fiscal years ended June 30, 2001 and 2000 and through the date we dismissed Arthur Andersen, we did not consult with Deloitte & Touche with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

        We expect that representatives of Deloitte & Touche will attend the meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

        For the fiscal years ended June 30, 2002 and 2003, we paid or accrued fees for services provided by Deloitte & Touche as follows:

        Audit Fees.    Deloitte & Touche billed aggregate fees of $455,000 in fiscal 2002 and $755,000 in fiscal 2003 for professional services rendered for the audit of our annual financial statements, for the reviews of the financial statements included in our quarterly reports on Form 10-Q and in connection with statutory and regulatory filings or engagements for each of those fiscal years.

        Audit-Related Fees.    Deloitte & Touche did not bill any fees in fiscal 2002 or fiscal 2003 for assurances and related services rendered that would have been reasonably related to the performance of the audit or review of our financial statements for each of those fiscal years.

        Tax Fees.    Deloitte & Touche billed aggregate fees of $139,000 in fiscal 2002 and $60,000 in fiscal 2003 for professional services rendered for tax compliance, tax advice and tax planning. These fees primarily related to compliance matters, including sales and use tax.

        All Other Fees.    Deloitte & Touche billed aggregate fees of $10,000 in fiscal 2002 and no fees in fiscal 2003 for services rendered other than the services described above under Audit Fees, Audit-Related Fees and Tax Fees. These services in fiscal 2002 consisted of benefit plan consultation.

        In accordance with the policies adopted by our audit committee, all non-audit related services to be performed by our independent public accountants must be approved in advance by our audit committee or by the Chairman of our audit committee. Any action by the Chairman of our audit committee to pre-approve a non-audit service is presented to our full audit committee at its next following meeting. However, no pre-approval is required with respect to the provision of a non-audit service if:

  •
  the aggregate amount of all non-audit services constitutes not more than 5% of the total amount of revenues we have provided to the auditors during the fiscal year in which the non-audit services are provided;

  •
  we did not recognize such services at the time of the engagement to be non-audit services; and

  •
  such services are promptly brought to the attention of our audit committee and approved prior to the completion of the audit by our audit committee or the Chairman of our audit committee.

        All fees described above under Audit-Related, Tax Fees and All Other Fees were approved by our audit committee.

INFORMATION ABOUT EXECUTIVE OFFICERS

Background Information About Executive Officers

        Brief biographies of our executive officers, as of October 20, 2003, follow. You will find information about their stock holdings on pages 26 through 29.

Lawrence B. Evans Chairman of the Board	Mr. Evans, our principal founder, has served as one of our directors since 1981 and has served as our Chairman of the Board since 1984. He also served as our Chief Executive Officer from 1984 through September 2002, our President from inception until 1984 and from January 2001 through September 2002, and our Treasurer from 1984 to 1995. Mr. Evans holds a B.S. in Chemical Engineering from the University of Oklahoma and an M.S.E. and Ph.D. in Chemical Engineering from the University of Michigan. Mr. Evans is 68 years old.
David L. McQuillin President and Chief Executive Officer
Mr. McQuillin has served as our President and Chief Executive Officer and one of our directors since October 1, 2002. He served as our Executive Vice President, Worldwide Sales and Marketing from May 1997 through September 2002 and as one of our Co-Chief Operating Officers from January 2001 through September 2002. Mr. McQuillin holds a B.S. in Applied Science from Miami University. Mr. McQuillin is 46 years old.
Stephen J. Doyle Chief Strategy Officer, General Counsel and Secretary
Mr. Doyle has served as our Chief Strategy Officer, General Counsel and Secretary since May 2002. Mr. Doyle served as our Senior Vice President, Internet Business Group from July 2000 to July 2002, as our Senior Vice President and General Counsel from September 1998 to July 2000 and as our Vice President, General Counsel and Chief Legal Officer from 1996 to September 1998. He also served as our Secretary from October 1997 until February 2001. Mr. Doyle holds an A.B. from Georgetown University and J.D. and M.B.A. degrees from the University of Denver. Mr. Doyle is 50 years old.
Charles F. Kane Senior Vice President and Chief Financial Officer
Mr. Kane has served as our Senior Vice President and Chief Financial Officer since July 2003. From May 2000 to February 2003, Mr. Kane was President and Chief Executive Officer of Corechange, Inc., an enterprise software company that was acquired by Open Text Corporation in February 2003. Mr. Kane also served as Executive Vice President and Chief Financial Officer of Ardent Software from November 1995 to November 1999, when Ardent was acquired by Informix Software, and then served as Executive Vice President and Chief Financial Officer of Informix from November 1999 to May 2000. Mr. Kane holds a B.B.A in Accounting from the University of Notre Dame, an M.B.A from Babson College and is a certified public accountant. Mr. Kane is a director of Applix, Inc., a provider of business performance management software solutions. Mr. Kane is 46 years old.

Manolis Kotzabasakis Senior Vice President, Engineering	Dr. Kotzabasakis has served as our Senior Vice President, Engineering Business Unit since September 2002. Dr. Kotzabasakis served as Vice President of our Aspen Engineering Suite of Products—R&D from September 1998 to August 2002 and as Director of our Advanced Process Design Group from March 1997 to September 1998. Dr. Kotzabasakis holds a BSc in Chemical Engineering from the National Technical University of Athens, Greece and an MSc and Ph.D. in Chemical Engineering from the University of Manchester Institute of Science and Technology in the United Kingdom. Mr. Kotzabasakis is 44 years old.
C. Steven Pringle Senior Vice President, Manufacturing/Supply Chain
Mr. Pringle has served as our Senior Vice President, Manufacturing/Supply Chain, since July 2002. Prior to that, Mr. Pringle served as our Senior Vice President, Enterprise Solutions Software Development, from February 2001 to June 2002, as our Vice President of Consulting Services from July 1997 to January 2001 and as Sales Manager from 1996 to July 1997. He holds B.S. and M.S. degrees from Louisiana Tech University. Mr. Pringle is 50 years old.
Wayne Sim Senior Vice President, Worldwide Sales
Mr. Sim has served as our Senior Vice President, Sales since July 2002. In 1981, Mr. Sim co-founded Hyprotech Ltd., a software company that we acquired in May 2002. Mr. Sim served as the Chief Executive Officer of Hyprotech from June 2000 to May 2002 and as Chief Operating Officer of Hyprotech from July 1998 to June 2000. Mr. Sim holds a B.S. in Chemical Engineering from the University of Calgary. Mr. Sim is 45 years old.
Lisa W. Zappala Senior Vice President, Finance
Ms. Zappala has served as our Senior Vice President, Finance since July 2003. From September 1998 to June 2003, Ms. Zappala served as our Senior Vice President and Chief Financial Officer. Ms. Zappala served as our Treasurer from 1995 to August 1998. Ms. Zappala holds a B.S. in Accounting from Boston College and is a certified public accountant. Ms. Zappala is 43 years old.

Executive Officer Compensation

  Summary Compensation

        The table on the following page summarizes certain information with respect to the annual and long-term compensation that we paid for the past three fiscal years to the following persons, whom we refer to as our named executive officers:

  •
  David L. McQuillin and Lawrence B. Evans, who each served as chief executive officer for a portion of fiscal year 2003; and

  •
  Stephen J. Doyle, Manolis Kotzabasakis, C. Steven Pringle and Lisa W. Zappala, our four most highly compensated executive officers (other than Mr. McQuillin and Mr. Evans) who continued to serve as executive officers at June 30, 2003.

Summary Compensation Table

Long-Term Compensation Awards
Annual Compensation
Name and Principal Position				Securities Underlying Options(#)
	Year	Salary($)	Bonus($)
David L. McQuillin President and Chief Executive Officer	2003 2002 2001	$289,744 272,344 395,000	— 78,618 —	450,891 22,500 22,500
Lawrence B. Evans Chairman of the Board and former President and Chief Executive Officer	2003 2002 2001	276,250 314,844 225,000	— — —	41,016 22,500 22,000
Stephen J. Doyle Chief Strategy Officer, General Counsel and Secretary	2003 2002 2001	229,688 242,188 250,000	— — —	25,782 15,000 10,000
Manolis Kotzabasakis Senior Vice President, Engineering	2003 2002 2001	195,500 177,323 175,000	— 67,738 27,895	37,547 — 17,500
C. Steven Pringle Senior Vice President, Manufacturing/Supply Chain	2003 2002 2001	195,500 186,959 176,220	— 156,095 153,400	90,719 16,000 14,000
Lisa W. Zappala Senior Vice President, Finance	2003 2002 2001	191,250 217,969 225,000	— — —	25,704 20,000 20,000

        Mr. McQuillin's salary in fiscal 2001 includes $155,285 in sales commissions. Mr. McQuillin's salary in fiscal 2002 and fiscal 2003 reflects voluntary pay deductions of $8,906 and $51,131, respectively. Mr. McQuillin was our executive vice president, worldwide sales and marketing and a co-chief operating officer during fiscal year 2002 and became our president and chief executive officer on October 1, 2002.

        Mr. Evans' salary in fiscal 2002 and fiscal 2003 reflects voluntary pay deductions of $10,156 and $48,750, respectively. Mr. Evans resigned the positions of president and chief executive officer effective October 1, 2002.

        Mr. Doyle's salary in fiscal 2002 and fiscal 2003 reflects voluntary pay deductions of $7,813 and $20,313, respectively. Since July 2002, Mr. Doyle has served as our chief strategy officer, general counsel and secretary.

        Mr. Kotzabasakis' salary in fiscal 2002 and fiscal 2003 reflects voluntary pay deductions of $7,187 and $34,500, respectively.

        Mr. Pringle's salary in fiscal 2002 and fiscal 2003 reflects voluntary pay deductions of $7,187 and $34,500, respectively.

        Ms. Zappala's salary in fiscal 2002 and fiscal 2003 reflects voluntary pay deductions of $7,031 and $33,750, respectively. Ms. Zappala resigned the positions of senior vice president and chief financial officer and became our senior vice president, finance, on July 1, 2003. On July 1, 2003, Charles F. Kane became our senior vice president and chief financial officer.

        Each of the options granted to the named executive officers has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with us. Each option is exercisable during the holder's lifetime only by the holder; it is exercisable by the holder only while the holder is our employee or advisor and for a certain limited period of time thereafter in the event of termination of employment. The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The exercisability of the options is accelerated upon a change in control of our company.

  Option/SAR Grants in Last Fiscal Year Table

        The following table sets forth information regarding the options we granted to the named executive officers during the fiscal year ended June 30, 2003.

Option Grants in Fiscal Year 2003

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted(#)
		Percent of Total Options Granted to Employees in Fiscal Year (%)
Name			Exercise Price ($/sh)	Expiration Date
					5%($)	10%($)
David L. McQuillin	50,891 100,000 300,000	1.68 3.30 9.90%	$2.98 2.21 2.95	8/19/2012 12/12/2012 2/10/2013	$110,296 212,286 568,788	$265,459 468,935 1,429,915
Lawrence B. Evans	41,016	1.35	2.98	8/19/2012	88,894	213,949
Stephen J. Doyle	25,782	0.85	2.98	8/19/2012	55,878	134,485
Manolis Kotzabasakis	12,547 25,000	0.41 0.82	2.98 2.50	8/19/2012 12/22/2012	27,194 60,685	65,448 133,652
C. Steven Pringle	60,719 30,000	2.00 0.99	2.98 2.50	8/19/2012 12/15/2012	131,596 59,384	316,724 138,984
Lisa W. Zappala	25,704	0.85	2.98	8/19/2012	55,709	134,078

        The amounts shown represent hypothetical gains that could be achieved for the respective options if exercised at the end of their option terms. These gains are based on assumed rates of stock appreciation of five percent and ten percent, compounded annually from the date the respective options were granted to the date of their expiration. The gains shown are net of the option price, but do not include deductions for taxes or other expenses that may be associated with the exercise. Actual gains, if any, on stock option exercises will depend on future performance of the common stock, the optionholders' continued employment through the option period, and the date on which the options are exercised.

  Aggregated Option/SAR Exercised in Last Fiscal Year and Fiscal Year-End Option/SAR Value Table

        The following table sets forth information as to options exercised during the fiscal year ended June 30, 2003, and unexercised options held at the end of such fiscal year, by the named executive officers.

Aggregated Option Exercises in Fiscal Year 2003 and Fiscal 2003 Year-End Option Values

			Number of Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-The-Money Options at Fiscal Year-End($)
	Shares Acquired on Exercise(#)
Name		Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David L. McQuillin	—	—	260,109	435,782	83,256	796,313
Lawrence B. Evans	—	—	332,182	58,970	14,988	57,200
Stephen J. Doyle	—	—	114,656	35,626	9,625	35,751
Manolis Kotzabasakis	—	—	47,109	39,438	11,923	66,160
C. Steven Pringle	—	—	51,533	92,250	29,465	144,600
Lisa W. Zappala	—	—	123,619	43,438	9,488	35,751

        The values in the value realized column are based on the closing sale prices of common stock on the respective dates of exercise, as reported by the Nasdaq National Market, less the respective option exercise price.

        The closing sale price for the common stock as reported by the Nasdaq National Market on June 30, 2003, the last business day of fiscal year 2003, was $4.74. The value of unexercised in-the-money options is calculated on the basis of the amount, if any, by which an option exercise price exceeds the closing sale price of the common stock at June 30, 2003, multiplied by the number of shares of common stock underlying the option.

Executive Stock Option Grants

        In June 2003, in connection with the Series D financing, our compensation committee approved a corporate equity and executive compensation plan that established a new equity incentive program for our executive officers and employees. Pursuant to this plan and to terms of certain letter agreements between the company and each of the executive officers named below, we agreed that following the closing of the financing, we would grant each of these executives an option to purchase the number of shares set forth in the table below under the heading "Original Option Grant." Following the closing in August 2003, each of these executives voluntarily agreed to reduce the number of shares subject to the option to which he was entitled in order to make more shares available for the general employee stock option pool. On August 18, 2003, we granted to each of these executives an option to purchase the total number of shares set forth in the table below under the heading "Reduced Option Grant" at an exercise price per share of $2.75. Each option granted has a maximum term of ten years and vests in sixteen equal quarterly installments.

Name of Executive Officer	Original Option Grant	Reduced Option Grant
David L. McQuillin	1,891,609	1,516,609
Wayne Sim	681,000	421,000
Manolis Kotzabasakis	331,653	298,488
C. Steven Pringle	272,231	245,008
Charles F. Kane	210,240	189,216
Stephen J. Doyle	283,392	255,053

Total	3,670,125	2,925,374

Equity Compensation Plan Information Table

        The following table provides information about the securities authorized for issuance under AspenTech's equity compensation plans as of June 30, 2003:

Equity Compensation Plan Information

			(C)
			Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(A)
	(A)
	Number of securities to be issued upon exercise of outstanding options warrants and rights	(B)
Plan category		Weighted-average exercise price of outstanding options, warrants and rights
Equity compensation plans approved by security holders	8,340,045	$11.35	5,079,245
Equity compensation plans not approved by security holders	—	—	—

Total	8,340,045	$11.35	5,079,245

        Amounts reflected in column (A) exclude an aggregate of 74,337 shares that are issuable upon exercise of outstanding options that we assumed in connection with various acquisitions. The weighted average exercise price of the excluded options is $10.59.

        Equity compensation plans approved by security holders consist of our 1988 non-qualified stock option plan, our 1995 stock option plan, the 1995 directors stock plan, our 1998 employee stock purchase plan, our 1996 special stock option plan and our 2001 stock option plan.

        The securities remaining available for future issuance under equity compensation plans approved by our security holders consists of:

  •
  1,103,065 shares of common stock issuable under our 1998 employee stock purchase plan;

  •
  1,204,530 shares of common stock issuable under our 1995 stock option plan, pursuant to which the number of shares attributable to the exercise of options granted under such plan plus the number of shares then issuable upon exercise of outstanding options granted under such plan shall at no time exceed 3,600,000, increased automatically at each of July 1, 1998, July 1, 1999 and July 1, 2000 by an amount equal to 5% of the common stock outstanding on the preceding June 30, provided that the number of shares purchasable under incentive stock options may not exceed 6,000,000; and

  •
  2,771,650 shares of common stock issuable under our 2001 stock option plan, pursuant to which the number of shares attributable to the exercise of options granted under such plan plus the number of shares then issuable upon exercise of outstanding options granted under such plan shall at no time exceed 4,000,000, increased automatically at each of July 1, 2002, July 1, 2003 and July 1, 2004 by the number equal to 5% of the common stock outstanding on the preceding June 30, rounded down to the largest even multiple of 10,000, provided that the number of shares purchasable under incentive stock options may not exceed 8,000,000 shares.

        On July 1, 2003, the total number of shares of common stock issuable under our 2001 stock option plan increased by 1,960,000.

Employment Agreements

        On November 26, 2002, we entered into an employment agreement with Mr. McQuillin, pursuant to which Mr. McQuillin is entitled to receive, in addition to any benefits due under written plans, his base salary for a period of 18 months upon termination of his employment with us for any reason other than death, disability, resignation without good reason or removal for cause.

        On June 30, 2003, we entered into an employment agreement with Mr. Evans, pursuant to which Mr. Evans is expected to be employed full-time and to serve as our chairman of the board and a director through June 30, 2004 at an annual salary of $325,000. From July 1, 2004 through June 30, 2008, Mr. Evans is expected to be employed part-time, to provide up to 30 days of services per year and to serve as our chairman of the board and a director at an annual salary of $162,500. While a part-time employee, Mr. Evans will also provide additional services, at the request of the chief executive officer, at a daily rate of $5,000. Mr. Evans will be eligible to receive the same annual grants as a non-employee director would be entitled to receive, provided he continues to serve as a director of AspenTech. Mr. Evans also will be eligible to participate in our bonus programs but only to the extent necessary to compensate him for his participation in our prior-year salary deduction programs. This employment agreement terminated Mr. Evans' change in control agreement dated August 12, 1997.

        On June 16, 2003, we entered into a letter agreement, effective July 1, 2003, with Charles F. Kane, our senior vice president and chief financial officer. Pursuant to the letter agreement, Mr. Kane receives an initial base salary of $250,000 and is eligible to receive a performance bonus of up to 40% of his base salary. Under the terms of the letter agreement, Mr. Kane received an option to purchase 150,000 shares of common stock upon commencement of his employment, which option vests in sixteen equal quarterly installments. Mr. Kane will be entitled to severance payments equal to a total of six months salary in the event that Mr. Kane's employment is terminated other than for cause prior to July 1, 2005.

        On June 24, 2003, we entered into a letter agreement with Manolis Kotzabasakis, pursuant to which Mr. Kotzabasakis will be entitled to receive severance payments equal to a total of 12 months base salary in the event that Mr. Kotzabasakis's employment is terminated other than for cause prior to June 24, 2006.

        On June 24, 2003, we entered into a letter agreement with Mr. Pringle, pursuant to which Mr. Pringle will be entitled to receive severance payments equal to a total of 12 months base salary, in the event that Mr. Pringle's employment is terminated other than for cause prior to June 24, 2006.

        On May 9, 2002, we entered into an employment agreement with Wayne Sim, pursuant to which Mr. Sim will serve as our senior vice president, worldwide sales for a period of two years. Mr. Sim's base salary for the initial term of the agreement was Cd$330,000 per year and is subject to periodic salary reviews. In addition, Mr. Sim is eligible to receive a performance bonus of up to 50% of his base salary upon meeting certain performance criteria established by our chief executive officer.

        On April 1, 2002, we entered into an employment agreement with Mary Palermo Cotton, under which Ms. Cotton agreed to serve as our executive vice president and co-chief operating officer until at least September 30, 2002 and, thereafter, to serve for 15 months as our advisor focusing on business development issues. On March 13, 2003, we agreed with Ms. Cotton to amend the employment agreement to provide that the 15-month period would commence as of April 1, 2003. During this 15-month period, Ms. Cotton will continue to receive her base salary as in effect at the end of fiscal year 2002 and her stock options will continue to vest. Ms. Cotton's change in control agreement, dated August 12, 1997, has been terminated.

Change in Control Agreements

        On August 12, 1997, we entered into change in control agreements with Messrs. McQuillin and Doyle. We subsequently entered into change in control agreements with Ms. Zappala on November 3, 1999 and Mr. Sim on May 9, 2002.

        In the event of both a change in control and termination of employment (excluding termination for cause but including constructive termination), Messrs. McQuillin and Sim and Ms. Zappala will be entitled to a severance payment equal to three times salary plus bonus plus cost of benefits. In the event of both a change in control and termination of employment (excluding termination for cause but including constructive termination), Mr. Doyle will be entitled to a severance payment equal to two times salary plus bonus plus cost of benefits if such events occur prior to August 1, 2004 and a severance payment equal to one time salary plus bonus plus cost of benefits if such events occur prior to August 14, 2006.

        A "change in control" is generally defined as any one person or group of persons purchasing 25% of the outstanding stock. Each agreement provides that the payment will be increased in the event that it would subject the executive to excise tax as a parachute payment under Section 280G of the Internal Revenue Code. The increase would be equal to an amount necessary for the executive to receive after payment of such tax cash in an amount equal to the amount the executive would have received in the absence of such tax. However, the increased payment will not be made if the total severance payment, if so increased, would not exceed 110% of the highest amount (the "reduced amount") that could be paid without causing an imposition of the excise tax. In that event, in lieu of an increased payment, the total severance payment will be reduced to such reduced amount.

        With the exception of Mr. Doyle's agreement, each agreement is automatically renewed thereafter on a yearly basis unless the board of directors ends the automatic renewal feature at least 60 days before June 30 (the annual renewal date). Mr. Doyle's agreement terminates on August 14, 2006 and does not automatically renew.

        We may enter into similar change in control agreements in the future with other officers of our company.

Report of Compensation Committee

        The following is the report of the compensation committee of the board of directors. The report describes the compensation policies and rationales that the compensation committee used to determine the compensation paid to our executive officers during fiscal year 2003.

        Purpose of the Compensation Committee.    The compensation committee is responsible for determining compensation levels for the executive officers for each fiscal year based upon a consistent set of policies and procedures.

        Elements of the Compensation Program.    Each executive officer's compensation package has three elements:

  •
  base compensation, which reflects individual performance and is designed primarily to be competitive with salary levels in a comparative group;

  •
  bonus compensation, payable in cash and based on achievement of financial performance goals established by the compensation committee; and

  •
  stock options, designed to assure long-term alignment with the interests of stockholders.

        During fiscal 2003, the compensation committee conducted a detailed review of existing executive and employee equity compensation policies to determine whether the policies are in line with our corporate goals and the interests of stockholders. Based on the report to the compensation committee of Clark Bardes Consulting, independent compensation consultants, the compensation committee determined that the equity compensation provided to executive officers and employees was below the market standard for our industry. As a result, in June 2003 and in connection with the Series D convertible preferred stock financing we completed on August 14, 2003, the compensation committee approved a new compensation plan that addressed existing compensation and severance arrangements in place for executive officers and established a new equity incentive program for executive officers and employees. In determining the number of options to grant to our executive officers under the compensation plan, the compensation committee took into consideration, among other factors, the number of existing options held by each executive officer with an exercise price less than $10.00.

        Based on the information reviewed by the compensation committee, including the report of Clark Bardes Consulting, the compensation committee determined that total executive compensation packages were authorized at levels deemed by the compensation committee to be appropriate to continue alignment with stockholder interests and to serve as a means to retain the services of the executive officers.

        Section 162(m) Limitations.    The cash compensation to be paid to our executive officers for the fiscal year ended June 30, 2003 is not expected to exceed the $1,000,000 limit per officer imposed on the tax deductibility of such compensation by Section 162(m) of the Internal Revenue Code. Because our 1995 Stock Option Plan and 2001 Stock Option Plan limit the maximum number of shares of common stock for which any one participant may be granted stock options, any compensation deemed paid to an executive officer when he or she exercises an outstanding option under these plans will qualify as performance-based compensation and will not count toward (or beyond) the $1,000,000 limitation.

COMPENSATION COMMITTEE
Douglas R. Brown Stephen L. Brown Stephen M. Jennings

INFORMATION ABOUT STOCK OWNERSHIP AND PERFORMANCE

Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders

        The following table sets forth certain information as of October 1, 2003, with respect to the beneficial ownership of our common stock, Series D-1 convertible preferred stock and Series D-2 convertible preferred stock by:

  •
  each person or group that we know owns of record or beneficially more than 5% of the outstanding shares of the common stock;

  •
  each of the named officers;

  •
  each of our directors, including the nominees for re-election; and

  •
  all of our executive officers and directors as a group.

        A total of 40,017,211 shares of common stock, 300,300 shares of Series D-1 convertible preferred stock and 63,064 shares of Series D-2 convertible preferred stock were outstanding as of October 1, 2003.

        Unless otherwise noted, each person identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares under "Common Stock—Right to Acquire" include shares subject to options or warrants that were vested as of October 1, 2003 or will vest within 60 days of October 1, 2003, as well as shares issuable upon the conversion of Series D-1 and Series D-2 convertible preferred stock and our 5 1/4% convertible subordinated debentures due June 2005, or our convertible debentures. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire those shares are treated as outstanding only for purposes of determining the number and percent of shares of common stock owned by such person or group. Percentages under "Common Stock—% of Voting Power" represent beneficial rights to vote with respect to matters on which holders of common stock generally are entitled to vote, including the election of directors at the meeting, as of October 1, 2003, and are based on (a) the number of outstanding shares of common stock beneficially owned by that person, (b) the number of shares subject to options or warrants held by that person that were exercisable on, or within 60 days after, October 1, 2003 and the number of shares issuable upon conversion of convertible debentures held by that person, and (c) the voting rights attributable to shares of Series D-1 and Series D-2 convertible preferred stock. In calculating percentages under "Common Stock—% of Voting Power", the total number of votes entitled to be cast as of October 1, 2003 consists of (1) 40,017,211 votes, which is equal to the sum of the total votes to which the holders of outstanding shares of common stock are entitled and an aggregate of 36,336,400 votes to which the holders of Series D shares, voting on an as-converted basis are entities, plus, (2) for an identified person, a number of votes equal to the number of shares issuable upon conversion or subject to options or warrants that were exercisable by such person on, or within 60 days after, October 1, 2003.

        Pursuant to our charter, the number of shares of common stock that may be acquired upon conversion of the Series D-2 convertible preferred stock is limited to the extent necessary to ensure that, following such conversion, the common stock beneficially owned by a holder and its affiliates, and any other person that might be aggregated with such holder under Rule 13(d) of the Securities Exchange Act of 1934, does not exceed 4.99% of the outstanding common stock, including common stock issuable upon conversion of the Series D-2 convertible preferred stock. We refer to this limitation as the 4.99% conversion limitation. A holder of Series D-2 convertible preferred stock may, upon 61 days' written notice to us, waive the 4.99% conversion limitation or increase the percent at which such limitation is triggered with respect to such holder. The percentage of voting power and the number of shares of common stock shown below as beneficially owned by Smithfield Fiduciary LLC, Pine Ridge Financial, Inc. and Perseverance LLC disregard the 4.99% conversion limitation.

        The address of all of our executive officers and directors is in care of Aspen Technology, Inc., Ten Canal Park, Cambridge, Massachusetts 02141.

	Common Stock					Series D-1 Convertible Preferred Stock		Series D-2 Convertible Preferred Stock
Name of Stockholder	Outstanding Shares	Right to Acquire	Total Number	% of Class	% of Voting Power	Number of Shares	% of Class	Number of Shares	% of Class
Advent International Corporation 75 State Street, 29th floor Boston, MA 02109	—	36,036,006	36,036,006	47.4%	43.8%	300,300	100%	—	—
Smithfield Fiduciary LLC c/o Highbridge Capital Management, LLC 9 West 57th Street 27th Floor New York, NY 10019	1,516,248	4,395,639	5,911,887	13.3%	7.6%	—	—	31,532	50%
Pine Ridge Financial, Inc. c/o Cavallo Capital Corp. 660 Madison Avenue New York, NY 10022	635,000	4,630,773	5,265,773	11.8%	6.8%	—	—	31,532	50%
Perseverance LLC c/o Cavallo Capital Corp. 660 Madison Avenue New York, NY 10022	—	129,863	129,863	*	*	—	—	—	—
The TWC Group, Inc. 865 South Figueroa Street Los Angeles, California 90017	4,894,398	—	4,894,398	12.2%	6.4%	—	—	—	—
Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403	4,629,033	—	4,629,033	11.6%	6.1%	—	—	—	—
Rutabaga Capital Management LLC 64 Broad Street, 3rd floor Boston, Massachusetts 02109	2,567,650	—	2,567,650	6.4%	3.4%	—	—	—	—
Citadel Limited Partnership 225 W. Washington, 9th floor Chicago, Illinois 50505	2,299,451	112,582	2,412,033	6.0%	3.2%
David L. McQuillin	13,417	314,641	328,058	*	*	—	—	—	—
Lawrence B. Evans	653,800	415,152	1,068,952	2.6%	1.4%	—	—	—	—
Stephen J. Doyle	3,482	131,532	135,014	*	*	—	—	—	—
Manolis Kotzabasakis	1,709	57,234	58,943	*	*	—	—	—	—
C. Steven Pringle	4,635	74,408	79,043	*	*	—	—	—	—
Lisa W. Zappala	9,054	173,307	182,361	*	*	—	—	—	—
Gresham T. Brebach, Jr.	—	102,523	102,523	*	*	—	—	—	—
Douglas R. Brown	20,000	102,523	122,523	*	*	—	—	—	—
Stephen L. Brown	—	53,523	53,523	*	*	—	—	—	—
Stephen M. Jennings	—	102,523	102,523	*	*	—	—	—	—
Douglas A. Kingsley	—	4,432,790	4,432,790	10.0%	5.8%	44,000	14.7%	—	—

Joan C. McArdle	—	102,523	102,523	*	*	—	—	—	—
Michael Pehl	—	1,527,003	1,527,003	3.7%	2.0%	15,000	5.0%	—	—
All executive officers and directors as a group (15 persons)	1,256,097	6,184,581	7,440,678	16.1%	9.5%	44,000	14.7%	—	—

*
Less than 1.0%.

        Advent International Corporation is an investment advisory firm. Advent International Corporation is the General Partner of Advent Partners II Limited Partnership, Advent Partners DMC III Limited Partnership, Advent Partners GPE-IV Limited Partnership, Advent Partners GPE-III Limited Partnership, Advent Partners (NA) GPE-III Limited Partnership and Advent International Limited Partnership, which is in turn the general partner of Global Private Equity III Limited Partnership, Global Private Equity IV Limited Partnership, Advent PGGM Global Limited Partnership, Digital Media & Communications III Limited Partnership, Digital Media & Communications III-A Limited Partnership, Digital Media & Communications III-B Limited Partnership, Digital Media & Communications III-C Limited Partnership, Digital Media & Communications III-D C.V., Digital Media & Communications III-E C.V., and Advent Energy II Limited Partnership. We refer to these entities as the Advent funds. The shares of Series D-1 convertible preferred stock and the rights to acquire shares of common stock attributed to Advent International Corporation are composed of shares of Series D-1 convertible preferred stock and the rights to acquire shares of common stock held by the Advent funds.

        Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over the shares of common stock held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC and Messrs. Dubin and Sweica disclaims beneficial ownership of the shares held by Smithfield Fiduciary LLC. The number of shares beneficially owned and the percentage reflected in the table disregard the 4.99% conversion limitation described above.

        Cavallo Capital Corp. may be deemed to have voting control and investment discretion over the securities held by Pine Ridge and Perseverance as the result of agreements it has entered into with those two entities. The number of shares beneficially owned and the percentage reflected in the table disregard the 4.99% conversion limitation described above.

        The number of shares reflected as beneficially owned by The TCW Business Group, Inc. is based upon information provided in an amended Schedule 13G filed by The TCW Business Group, on behalf of the TCW Business Unit, with the SEC on August 8, 2002.

        The number of shares reflected as beneficially owned by Franklin Resources, Inc. are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc., based upon information provided in a Schedule 13G, as amended, filed by Franklin Resources, Inc. with the SEC on August 15, 2003.

        The number of shares reflected as beneficially owned by Rutabaga Capital Management LLC is based upon information provided in a Schedule 13G filed by Rutabaga Capital Management LLC with the SEC on February 20, 2003. Rutabaga Capital Management LLC has shared voting power with respect to 1,113,250 of these shares.

        The number of shares reflected as beneficially owned by Citadel Limited Partnership are held by Citadel Limited Partnership as a member of a group and is based upon information provided in an amended Schedule 13G filed by Citadel Limited Partnership and other persons and entities deemed to be a group for reporting purposes, with the SEC on February 14, 2003.

        The shares and rights to acquire shares held by Douglas A. Kingsley are cumulatively, indirectly beneficially owned as a limited partner of Advent Partners II Limited Partnership, Advent Partners DMC III Limited Partnership, Advent Partners GPE III Limited Partnership and Advent Partners (NA) GPE III Limited Partnership.

        The shares reflected as beneficially owned by Joan C. McArdle do not include 175,000 shares held by Massachusetts Capital Resource Company and 13,390 shares beneficially owned by Metropolitan Life Insurance Company, a partner of Massachusetts Capital Resource Company, as to which she disclaims beneficial interest. Ms. McArdle is one of our directors and a senior vice president of Massachusetts Capital Resource Company.

        The shares and rights to acquire shares held by Michael Pehl are indirectly beneficially owned as a limited partner of Advent Partners II Limited Partnership.

        The shares and rights to acquire shares held by all executive officers and directors as a group include those cumulatively, indirectly beneficially owned by Douglas A. Kingsley.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file changes in ownership on Form 4 or 5 with the SEC. These executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of these forms, we believe that all Section 16(a) reports applicable to our executive officers, directors and ten-percent stockholders with respect to reportable transactions during the fiscal year ended June 30, 2002 were filed on a timely basis.

Performance Graph

        The following graph compares the cumulative total return to stockholders of common stock for the period from June 30, 1998 to June 30, 2003, to the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the Nasdaq Computer & Data Processing Index for the same period. This graph assumes the investment of $100.00 on June 30, 1998 in our common stock, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Computer & Data Processing Index and assumes any dividends are reinvested. Measurement points are June 30, 1999, 2000, 2001, 2002 and 2003 (our last five fiscal year ends).

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
Among Aspen Technology, Inc.
The Nasdaq Stock Market (U.S.) Index and
The Nasdaq Computer & Data Processing Index

	June 1998	June 1999	June 2000	June 2001	June 2002	June 2003
Aspen Technology, Inc.	$100.00	$23.27	$76.24	$47.92	$16.51	$9.39
NASDAQ Stock Market (U.S.) Index	$100.00	$143.67	$212.43	$115.46	$78.65	$87.33
Nasdaq Computer & Data Processing Index	$100.00	$152.91	$216.14	$117.24	$72.89	$77.47

APPENDIX A

ASPEN TECHNOLOGY, INC.

AUDIT COMMITTEE CHARTER

A.    Purpose

        The purpose of the Audit Committee is to assist the Board of Directors' oversight of:

    •
    the integrity of the Company's financial statements;

    •
    the Company's compliance with legal and regulatory requirements;

    •
    the independent auditor's qualifications and independence; and

    •
    the performance of the Company's internal audit function and independent auditors.

B.    Structure and Membership

        1.    Number.    The Audit Committee shall consist of at least three members of the Board of Directors.

        2.    Independence.    Except as otherwise permitted by the applicable rules of The Nasdaq Stock Market and Section 301 of the Sarbanes-Oxley Act of 2002 (and the applicable rules thereunder), each member of the Audit Committee shall be "independent" as defined by such rules and Act.

        3.    Financial Literacy.    Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement, at the time of his or her appointment to the Audit Committee. In selecting members of the Audit Committee, consideration shall be given as to whether at least one member is an "audit committee financial expert" (as defined by applicable SEC rules).

        4.    Chair.    Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

        5.    Compensation.    The compensation of Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive any consulting, advisory or other compensatory fee from the Company other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

        6.    Selection and Removal.    Members of the Audit Committee shall be appointed by the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee. The Board of Directors may remove members of the Audit Committee from such committee, with or without cause.

C.    Authority and Responsibilities

  General

        The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company's management and the independent auditor, in accordance with its business judgment. Management is responsible for the preparation, presentation, and integrity of the Company's financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company's financial statements and for reviewing the Company's unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company's financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor's report.

  Oversight of Independent Auditors

        1.    Selection.    The Audit Committee shall be solely and directly responsible for appointing, evaluating and, when necessary, terminating the engagement of the independent auditor. The Audit Committee may, in its discretion, seek stockholder ratification of the independent auditor it appoints.

        2.    Independence.    The Audit Committee shall take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the independent auditor. In connection with this responsibility, the Audit Committee shall obtain and review a formal written statement from the independent auditor describing all relationships between the independent auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Audit Committee shall actively engage in dialogue with the independent auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

        3.    Compensation.    The Audit Committee shall have sole and direct responsibility for setting the compensation of the independent auditor. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Audit Committee.

        4.    Preapproval of Services.    The Audit Committee shall preapprove all services (audit and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

        5.    Oversight.    The independent auditor shall report directly to the Audit Committee, and the Audit Committee shall have sole and direct responsibility for overseeing the independent auditor, including resolution of disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate, receive and consider the reports required to be made by the independent auditor regarding:

  •
  critical accounting policies and practices;

  •
  alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

  •
  other material written communications between the independent auditor and Company management.

  Review of Audited Financial Statements

        6.    Discussion of Audited Financial Statements.    The Audit Committee shall review and discuss with the Company's management and independent auditor the Company's audited financial statements, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

        7.    Recommendation to Board Regarding Financial Statements.    The Audit Committee shall consider whether it will recommend to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K.

        8.    Audit Committee Report.    The Audit Committee shall prepare an annual committee report for inclusion where necessary in the proxy statement of the Company relating to its annual meeting of security holders.

  Review of Other Financial Disclosures

        9.    Independent Auditor Review of Interim Financial Statements.    The Audit Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor's review of interim financial information which are required to be discussed by Statement on Auditing Standards Nos. 61, 71 and 90. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor's review of interim financial information.

  Controls and Procedures

        10.    Oversight.    The Audit Committee shall coordinate the Board of Directors' oversight of the Company's internal accounting controls for financial reporting, the Company's disclosure controls and procedures and the Company's code of conduct. The Audit Committee shall receive and review the reports of the CEO and CFO required by Section 302 of the Sarbanes-Oxley Act of 2002 (and the applicable rules thereunder) and Rule 13a-14 of the Exchange Act.

        11.    Procedures for Complaints.    The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

        12.    Related-Party Transactions.    The Audit Committee shall review all related party transactions on an ongoing basis, and all such transactions must be approved by the Audit Committee.

        13.    Additional Powers.    The Audit Committee shall have such other duties as may be delegated from time to time by the Board of Directors.

D.    Procedures and Administration

        1.    Meetings.    The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Audit Committee may also act by unanimous written consent in lieu of a meeting. The Audit Committee shall periodically meet separately with the independent auditor. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

        2.    Subcommittees.    The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

        3.    Reports to Board.    The Audit Committee shall report regularly to the Board of Directors.

        4.    Charter.    At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

        5.    Independent Advisors.    The Audit Committee shall have the authority, without further action by the Board of Directors, to engage and determine funding for such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.

        6.    Investigations.    The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

Aspen Technology, Inc.

Proxy Solicited on behalf of the Board of Directors for
Annual Meeting of Stockholders to be held December 9, 2003

        The undersigned hereby authorizes and appoints David L. McQuillin, Charles F. Kane and Stephen J. Doyle, and each of them, as proxies with full power of substitution in each, to vote all shares of common stock, par value $.10 per share, of Aspen Technology, Inc., held of record as of the close of business on Monday, October 20, 2003, by the undersigned at the Annual Meeting of Stockholders to be held on Tuesday, December 9, 2003, at 3 P.M., local time, at the offices of Hale and Dorr LLP, 60 State Street, Twenty-Sixth Floor, Boston, Massachusetts, and at any adjournments thereof, on all matters that may properly come before said meeting.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED ON THE REVERSE OR, IN THE ABSENCE OF SUCH DIRECTION, FOR EACH OF THE SPECIFIED NOMINEES IN PROPOSAL ONE AND FOR PROPOSAL TWO, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, INCLUDING ANY ADJOURNMENTS THEREOF.

(To be signed on reverse side)	☒	Please mark your vote as in this example.

PROPOSAL ONE: ELECT THREE CLASS III DIRECTORS

Nominees: Douglas R. Brown, Stephen L. Brown, Stephen M. Jennings

☐	FOR the nominees listed above	☐	WITHHOLD AUTHORITY for above (except as marked to the contrary below)

PROPOSAL TWO: AMENDMENT OF 1998 EMPLOYEE STOCK PURCHASE PLAN

        To amend the 1998 Employee Stock Purchase Plan to increase the number of shares of common stock authorized for issuance from 3,000,000 to 6,000,000 shares

☐	FOR	☐	AGAINST	☐	ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE SPECIFIED NOMINEES IN PROPOSAL ONE AND FOR PROPOSAL TWO.

    In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES POSTAGE IF NOT MAILED IN THE UNITED STATES.

Signature:	Signature:

(IF HELD JOINTLY)

Dated:                       , 2003

NOTE: This Proxy Card must be signed exactly as the name of the stockholder(s) appears on the label above. Executors, administrators, trustees, etc. should give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date (the meeting date). Have your proxy card in hand when you call. You will be prompted to enter your 12-digit control number, which is located below, and then follow the simple instructions the vote voice provides you.

QuickLinks

TABLE OF CONTENTS
INFORMATION ABOUT THE MEETING
DISCUSSION OF PROPOSALS
ADDITIONAL INFORMATION ABOUT DIRECTORS
INFORMATION ABOUT EXECUTIVE OFFICERS
INFORMATION ABOUT STOCK OWNERSHIP AND PERFORMANCE
AUDIT COMMITTEE CHARTER